Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-4 and related Prospectus of Invitae Corporation of our report dated March 3, 2017, relating to our audit of CombiMatrix Corporation’s (the “Company”) consolidated financial statements as of December 31, 2016 and 2015, and for each of the years then ended, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016. We also consent to the reference to us under the heading “Experts” in this Registration Statement and related Prospectus.

/s/ HASKELL & WHITE LLP

HASKELL & WHITE LLP

Irvine, California

September 13, 2017